Exhibit 16(C)(2)

CONIDENTIAL May 7, 2025 Project Omaha Presentation to the Special Committee of the Board of Directors of Hall of Fame Resort & Entertainment Company

Outline ▪ Scope of the Assignment (Page 3) ▪ Assumptions, Qualifications, and Limitations (Page 8) ▪ Transaction Overview (Page 15) ▪ HOFV Overview (Page 22) ▪ Valuation Summary (Page 30) ▪ Transaction Rationale (Page 37) 2 CONFIDENTIAL

CONFIDENTIAL Scope of the Assignment

Scope of the Assignment CONFIDENTIAL 4 ▪ Hall of Fame Entertainment Company (NASDAQ: HOFV) (“Hall of Fame,” “HOFV,” the “Target,” or the “Company”) is a publicly listed resort and entertainment company headquartered in Canton, OH, with a diversified set of revenue streams including themed attractions, premier entertainment and sports programming, and sponsorships. HOFV leverages its proximity to and relationship with the Pro Football Hall of Fame (“PFHOF”), and encompasses a variety of business segments, including destination - based assets, a media company, and gaming. ▪ HOFV Holdings, LLC (“HOFV Holdings,” “Parent,” or “Potential Acquiror”) , will be a newly formed entity for the purposes of this transaction and will likely consist of a partnership among affiliates of Industrial Realty Group, LLC (“IRG”) and a group of new investors . Entities of IRG are existing debt - , equity - , and asset - owners of HOFV . − Importantly, Stu Lichter, who is a board member of Industrial Realty Group, LLC (“IRG”) and of HOFV is a related party and as such the board of directors of HOFV formed a Special Committee of disinterested directors to independently evaluate the proposed transaction. ▪ Pursuant to a letter agreement dated October 10, 2024 (the “Engagement Letter”) between the Special Committee of the Board of Directors of Hall of Fame (“Special Committee,” or “SC”) and Wedbush Securities Inc. (“Wedbush,” “WS,” “we,” or “our”), Wedbush was retained by the Special Committee to act as its exclusive financial advisor. Pursuant to the Engagement Letter, Wedbush was engaged to, amongst other things, assist the Special Committee in analyzing, structuring, negotiating, and consummating a Strategic Transaction with IRG Canton Village Member LLC or any of its respective affiliates (now HOFV Holdings, LLC) and to assist the Special Committee in analyzing the merits and financial proposal of the Potential Acquiror. Additionally, as requested by the Special Committee, WS will render an Opinion as to the fairness of the consideration in the Strategic Transaction. ▪ The Company has contemplated strategic options for some time, and upon evaluating a formal offer by an IRG affiliate, the Special Committee is negotiating a potential sale to Parent via a merger of the Company with a subsidiary of Parent (the “Merger”). In connection therewith, the SC has provided to Wedbush drafts dated October 18, 2024, October 23, 2024, November 1, 2024, November 7, 2024, November 12, 2024, November 25, 2024, December 1, 2024, March 3, 2025, April 25, 2025, May 2, 2025, May 3, 2025, and May 7, 2025 of the proposed Agreement and Plan of Merger (“Merger Agreement”) to be entered into and by and among Parent, Omaha Merger Sub, Inc., a newly formed Delaware corporation, and HOFV. The Special Committee has requested that Wedbush deliver its Opinion as to whether the Per Share Price to be received by the stockholders of the Company holding Unaffiliated Voting Shares in the Merger is fair, from a financial point of view, to such holders as of the date of such opinion.

Scope of the Assignment CONFIDENTIAL 5 ▪ We have reviewed the Merger Agreement and assumed that no undiscussed changes will be made to the Merger Agreement that will be material to our analysis ▪ The capitalized terms in this presentation have the meanings given to them in the Merger Agreement unless otherwise noted herein. The review and analysis of selected key terms and conditions of the Merger set out herein should be read in conjunction with the Merger Agreement and should not be seen as a comprehensive summary. ▪ In arriving at our opinion, we have, among other things: (1) reviewed drafts of the Merger Agreement dated October 18, 2024, October 23, 2024, November 1, 2024, November 7, 2024, November 12, 2024, November 25, 2024, December 1, 2024, March 30, 2025, April 25, 2025, April 29, 2025, April 30, 2025, May 2, 2025, May 3, 2025, and May 7, 2025, and we have assumed that no changes will be made to the Merger Agreement that will be material to our analysis; (2) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (3) reviewed the current and/or historical market prices of the Company Common Stock and certain publicly traded securities of such other companies we deemed relevant; (4) reviewed and compared certain publicly available financial and other information with respect to other companies that we believe to be similar in certain respects, in whole or in part, to the Company; (5) reviewed certain non - publicly available business and financial information relating to the Company; (6) reviewed the lease restructuring letter of intent, dated April 17, 2025, among the Company, HOFVN, HFAKOH001 LLC, CH Capital Lending, LLC and Stuart Lichter, (7) at the Special Committee’s direction, reviewed and relied upon for our opinion and analysis, certain internal financial forecasts relating to the business and financial prospects of the Company, prepared by the Company; (8) reviewed certain internal information, primarily financial in nature, including financial and operating data furnished to us by the Company, and endorsed by the Company’s management as reasonable for our use in our opinion and analysis; (9) considered the financial terms, to the extent publicly available, of selected recent business combinations and trading metrics of companies in the entertainment, hospitality, and other industries that we believe to be similar in certain respects to the Company, in whole or in part, and to the Merger; and (10) made inquiries regarding and discussed the proposed transaction and other matters related thereto with the Special Committee’s advisory team and external counsel.

Scope of the Assignment CONFIDENTIAL 6 ▪ In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and with certain members of the management of the Company regarding the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic, and market criteria as we deemed appropriate to arrive at our opinion. ▪ In reaching our conclusions hereunder, (1) we did not rely upon a discounted cash flow analysis of the Company on a going - concern - basis, because, as you have advised us and directed us to assume, in the absence of the Merger, the Company will have no commercially reasonable alternative other than to dissolve, wind down its affairs, and liquidate its assets, and (2) while we have reviewed, we have not solely relied upon publicly available financial terms of other transactions or a review of other companies with publicly traded equity securities, due to the aforementioned lack of strategic alternatives besides dissolution and in conjunction, the lack of historical and future positive operating cash flows, amongst other reasons.

Scope of the Assignment CONFIDENTIAL 7 ▪ Our opinion is based on financial, economic, market, and other conditions as may exist on, and the information made available to us, as of the date hereof . It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion . ▪ Our opinion is limited to the fairness, from a financial point of view, of the Per Share Price to be paid to the stockholders of the Company holding Unaffiliated Voting Shares and we express no opinion as to the fairness of the consideration, if any, to be paid to the holders of any class of securities, creditors, holders of warrants that may be convertible into Company Common Stock or the right to receive the Per Share Price or other consideration according to their respective warrant agreements or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, or the effect of any other transaction that the Company may explore. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Per Share Price in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time. We have also relied, without independent verification, on the accuracy and completeness of the representations and warranties made by the Parent and the Company in the Merger Agreement, without regard to any qualifications or exceptions that may be set forth in the disclosure schedules, copies of which may not be complete as of the date hereof, and the information provided to us. ▪ Our advisory services and the opinion expressed herein are solely for the information of the Special Committee of the Board of Directors of HOFV (in its capacity as such) in connection with its evaluation of the Merger and may not be relied upon by any third party or used for any other purpose. Our opinion is not intended to be and does not constitute a recommendation to the Company, any member of the Special Committee of the Board of Directors of HOFV, or any shareholder of the Company as to how such member should vote or act on any matters relating to the Merger or otherwise. ▪ We have acted exclusively for the Special Committee of the Board of Directors of HOFV in rendering this opinion and will receive a fee from HOFV for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, HOFV has agreed to reimburse us for our reasonable out - of - pocket expenses and indemnify us for certain liabilities arising out of our engagement.

CONFIDENTIAL Assumptions, Qualifications, and Limitations

Assumptions, Qualifications, and Limitations CONFIDENTIAL 9 ▪ This presentation, and any supplemental information (written or oral) or other documents provided in connection herewith (collectively, the “materials”), are provided solely for the information and use of the Special Committee (in its capacity as such) in connection with the Special Committee’s consideration of the Merger. This presentation is incomplete without reference to, and should be viewed solely in conjunction with, any supplemental information and other documents provided by Wedbush in connection therewith. ▪ The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by the Engagement Letter. The materials were prepared for specific persons familiar with the business and affairs of HOFV for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal, or international securities laws or other laws, rules or regulations, and none of the SC, HOFV, nor Wedbush take any responsibility for the use of the materials by persons other than the SC. ▪ The materials are subject in all respects to the terms and conditions of the Engagement Letter between the Special Committee and Wedbush. The materials are being provided solely for the information of the Special Committee and may not be disclosed, summarized, reproduced, disseminated, or quoted or otherwise referred to, in whole or in part, without Wedbush’s express prior written consent except as set forth in the Engagement Letter. Wedbush is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, tax, or other specialist matters. Wedbush is providing its analysis and conclusions as an agent to the Special Committee pursuant to the terms of the Engagement Letter but is not acting as a fiduciary in this capacity.

Assumptions, Qualifications, and Limitations CONFIDENTIAL 10 ▪ Our opinion is based on financial, economic, market, and other conditions as may exist on, and the information made available to us, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Price to be paid to the stockholders of the Company holding Unaffiliated Voting Shares and we express no opinion as to the fairness of the consideration, if any, to be paid to the holders of any class of securities, creditors, holders of warrants that may be convertible into Company Common Stock or the right to receive the Per Share Price or other consideration according to their respective warrant agreements or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, or the effect of any other transaction that the Company may explore. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger Consideration in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

Assumptions, Qualifications, and Limitations CONFIDENTIAL 11 ▪ The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations made by Wedbush with respect to the financial, comparative, and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, not readily susceptible to partial analysis or summary description and may be misleading or incomplete if viewed in such a manner. Furthermore, Wedbush did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Industry data, including peer companies and comparable transactions, are inherently imprecise measures of comparable value, given the differences between companies, technologies, and market conditions at any given point in time. Each analytical technique employed in the calculations and descriptions contained herein has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods, and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions, and other matters, many of which are beyond the control of HOFV and may involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied herein. Any estimates of value contained in the materials are not necessarily indicative of any actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses, or securities may actually be sold. In preparing the materials, Wedbush has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of HOFV or Investor Group nor have we been furnished with such materials. We did not evaluate the solvency or fair value of the Company or the Parent or any of their respective subsidiaries (or the impact of the Merger Agreement thereon) under any state or federal laws relating to bankruptcy, insolvency or similar matters. We were not asked to provide, nor did we conduct any third - party canvassing of potential investors into the Company.

Assumptions, Qualifications, and Limitations CONFIDENTIAL 12 ▪ Management of the Company has advised us, and at your direction we have relied upon and assumed, that (1) the Company has incurred losses from operations since inception, (2) the Company has not had positive operating income since inception and has financed its operations primarily through the sale of shares of the Company’s common stock and through numerous financings, (3) the Company has substantial debt principal payments coming due in the next twelve months that it is unsure that it will be able to finance, (4) the Company does not expect to be able to raise additional financing on terms that would be acceptable to the Company, (5) the Company’s operating losses and negative operating cash flows will continue into the foreseeable future and have required the Company to explore strategic alternatives, including, without limitation, the dissolution or winding down of the Company and liquidation of its assets, and (6) in the absence of the Merger or other sale transaction, the Company will have no commercially reasonable alternative other than to dissolve, wind down its affairs, and liquidate its assets. ▪ In reaching our conclusions hereunder, (1) we did not rely upon a discounted cash flow analysis of the Company on a going - concern - basis, because, as you have advised us and directed us to assume, in the absence of the Merger, the Company will have no commercially reasonable alternative other than to dissolve, wind down its affairs, and liquidate its assets, and (2) while we have reviewed, we have not solely relied upon publicly available financial terms of other transactions or a review of other companies with publicly traded equity securities, due to the aforementioned lack of strategic alternatives besides dissolution and in conjunction, the lack of historical and future positive operating cash flows, amongst other reasons. ▪ We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We are not experts in generally accepted accounting principles in the United States.

Assumptions, Qualifications, and Limitations CONFIDENTIAL 13 ▪ All budgets, projections, estimates, financial analyses, reports, and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of HOFV or are derived from such budgets, projections, estimates, financial analyses, reports, and other information or from other sources, which involve numerous and significant subjective determinations made by the management of HOFV. The budgets, projections, and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Upon the guidance of management of HOFV, Wedbush has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of HOFV as to the future operating income and expenses HOFV and that HOFV will perform substantially in accordance with such projections. We assume no responsibility for, and we express no view as to, any such projections or the assumptions on which they are based. ▪ Wedbush has assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by HOFV or otherwise reviewed by us. With respect to information provided to or reviewed by us, we have been advised by the management of HOFV that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of HOFV. We express no view as to the reasonableness of such financial information or the assumptions on which it was based. We have also relied, without independent verification, on the accuracy and completeness of HOFV’s and the Buyer Parties’ representations and warranties in the Merger Agreement, copies of which may not be complete as of the date hereof, and the information provided to us by HOFV. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement without any waiver, amendment, or delay of any terms or conditions that would be material to our analysis. Representatives of HOFV have advised us, and we have further assumed that the final terms of the Merger Agreement will not differ from the terms set forth in the draft Merger Agreement in any respect material to our analysis. We have also assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Merger will be obtained without imposition of any terms or conditions that would be material to our analysis. ▪ The materials do not constitute a commitment by Wedbush or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, Wedbush and its affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or make investments in HOFV or in any other entity.

Assumptions, Qualifications, and Limitations CONFIDENTIAL 14 ▪ We have assumed that any interim financing provided by Parent or its affiliates to the Company will occur on the terms and in the timeframe described by management of the Company. ▪ IRS Circular 230 Disclosure: Wedbush and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax - related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein. ▪ We will receive a separate fee for rendering our Opinion which is not contingent upon consummation of the Merger. We will also receive an advisory fee which is contingent upon the consummation of the Merger. ▪ Wedbush has acted as an Advisor and sales agents to HOFV on At - The - Market Offerings with an engagement letter dated September 23, 2021, and amendments dated October 6, 2023, and April 8, 2024. ▪ Wedbush provided the Company treasury related services from November 2022 through August 2023 which included investing the Company’s short - term cash into liquid, short duration U.S. Treasury securities at the direction of the management of HOFV. ▪ Wedbush entered into a Services Agreement with HOF Village Newco, LLC (“HOFVN”), a subsidiary of HOFV, on March 1, 2023, encompassing consulting services related to securing naming rights partner(s) for HOFVN’s Hall of Fame Village property in addition to sourcing lending credit, provided HOFVN would request it. No transactions occurred in relation to this agreement.

Transaction Overview CONFIDENTIAL

Transaction Overview 1) Based on schedule 13D/A as filed on March 26, 2025, HOFV 10K and the Capitalization Date in the Merger Agreement draft as of 4/30/2025. CONFIDENTIAL 16 Process: ▪ On September 23, 2024, IRG Canton Village Member, LLC, an IRG affiliate, delivered a preliminary non - binding proposal to the Board of Directors of HOFV related to the proposed Merger, by a to - be - formed affiliate of IRG (the Potential Acquiror), of all the outstanding shares of Common Stock not owned by IRG, its affiliated entities, and any potential co - investors in IRG or its affiliates, for a cash consideration of $1.98 per share of Common Stock. ▪ Certain parties of the Potential Acquiror are current lenders, equity holders or entities with equity interests in assets of HOFV: ‒ IRG (and/or Stu Lichter and affiliates): ‒ Common Shares: 1,483,493 (~22.2% ownership) 1 ‒ Preferred Stock: Series A: 6,800 | Series C Convertible : 15,000 (exchangeable for 454,408 shares as of December 31, 2023) ‒ Debt Instruments: CH Capital Bridge ($13M), IRG Split Note ($5M), JKP Split Note ($5M), CH Capital Loan ($16M), Interim Funding ($8M) and guarantor (Stu Lichter) of MKG DoubleTree Loan ($11M), JKP Capital Loan ($11.4M), among others ‒ Blue Owl (potential debt partner): ‒ Ownership rights to Gameday Bay Waterpark (“Waterpark”) (partially built), security interest in Tom Benson Hall of Fame Stadium, security interest in HOFV’s 20% interest in ForeverLawn Sports Complex, and security interest in ten undeveloped residential and four undeveloped commercial real estate parcels ▪ The Company formed a Special Committee of the Board of Directors which decided to proceed with the exploration of the proposed Merger and retained Wedbush on October 10, 2024, to serve as exclusive financial advisor. Both parties are working toward signing the Merger Agreement by or before the week of May 5, 2025.

Transaction Overview 1) Actual share count to be determined as of the Capitalization Date as defined in the Merger Agreement. CONFIDENTIAL 17 Merger Details: ▪ Under the terms of the draft Merger Agreement, HOFV Holdings will acquire 100% of the outstanding equity interests of the Company by means of a statutory reverse triangular merger of HOFV with and into Omaha Merger Sub, Inc., a newly - formed, wholly owned Delaware subsidiary of HOFV Holdings (“Merger Sub”) with the Company being the surviving corporation of the Merger and a subsidiary of HOFV Holdings. ▪ Merger Consideration (Per Share Price) : ‒ $.90 per share of Company Common Stock (~$[5.9] million total consideration) based on 6,530,922 shares outstanding 1 ‒ 100% cash consideration ▪ Treatment of RSUs in the Merger Agreement : ‒ Vested Company RSUs will be cancelled and converted into the right to receive an amount in cash equal to the total number of underlying shares of Common Stock multiplied by the per share price ‒ Unvested Company RSUs will be accelerated to vest immediately prior to closing, to the extent any unvested Company RSUs remain (which is not expected). All outstanding Unvested Company RSUs will be canceled as part of this transaction

Transaction Overview Merger Details (cont): ▪ Treatment of Warrants 1 in the Merger Agreement: ‒ Each Public Warrant that is outstanding and unexercised immediately prior to the effective time of the merger will cease to represent a warrant exercisable for common stock of the Company and shall become a warrant exercisable for the Per Share Price that such holder would have received if such holder had exercised its warrants immediately prior to the effective time of the merger, subject to certain exceptions as set forth in the Merger Agreement and particular to each Warrant holder. ‒ If a holder of a Public Warrant that is outstanding and unexercised as of immediately prior to the Effective Time properly exercises such Public Warrant within 30 days following the public disclosure of the consummation of the Merger, the Warrant Price (as defined in the 2018 Gordon Pointe Warrant Agreement) with respect to such exercise shall be treated in accordance with the terms of Section 4.4 of the 2018 Gordon Pointe Warrant Agreement. ‒ The Surviving Corporation shall, at the option of a holder of a Series B Warrant, exercisable at any time concurrently with, or within 30 days after, the consummation of the Merger (or, if later, the date of the public announcement of the Merger), purchase the Series B Warrant from such holder by paying to such holder an amount of cash equal to the Black Scholes Value (as defined in the Series B Warrant) of the remaining unexercised portion of the Series B Warrant on the date of the consummation of the Merger. ‒ Each Private Warrant and Series X Warrant (other than warrants owned by any Affiliate of the Buyer Parties, which will be cancelled and extinguished without any consideration paid therefore) that is outstanding and unexercised immediately prior to the effective time of the merger will cease to represent a warrant exercisable for common stock of the Company and shall become a warrant exercisable for the Per Share Price that such holder would have received if such holder had exercised its warrants immediately prior to the effective time of the merger, subject to certain exceptions as set forth in the Merger Agreement. ‒ Each holder of such warrant exercisable for the Per Share Price will have 30 days following public disclosure of the consummation of the Merger to exercise such warrants and receive the Per Share Price. 18 1) Wedbush expresses no opinion on the consideration, if any to be received by warrant holders in the Merger. CONFIDENTIAL

Transaction Overview CONFIDENTIAL 19 Merger Details (cont): ▪ Interim Funding: Both HOFV and IRG agree that HOFV will require additional funding in order to fund operations from signing the Merger Agreement through the earlier of the Closing or the Termination Date (October 31, 2025) of the Merger Agreement. Therefore, the parties have agreed to negotiate a sixth amendment to the Interim Funding (the “Sixth Amendment”) which is expected to be signed simultaneously with the Merger Agreement. ‒ The Sixth Amendment is expected to provide additional working capital to HOFV, which will be necessary in order for HOFV to make minimum necessary payments and cover certain critical expenses. HOFV and IRG anticipate negotiating multiple additional amendments before closing to raise the borrowing limit. ‒ HOFV expects to receive this financing in conjunction with the execution of the Merger Agreement. ▪ Termination Fee : Per the draft Merger Agreement, HOFV and Parent are subject to pay a termination fee upon termination of the Merger under specified circumstances. The Reverse Termination fee (payable by Parent to HOFV) is expected to be offset by any funds owed by HOFV to IRG through the Interim Funding Agreement. The amount of each parties’ termination fee is detailed below: ‒ HOFV to pay Parent: $1 million ‒ Parent to pay HOFV: $1 million (Guarantor to be CH Capital) ▪ Directors and Officers : Parent does not intend to offer any Board seats to HOFV post Closing.

Transaction Overview CONFIDENTIAL 20 Merger Details (cont.): ▪ Wedbush Relationship: ‒ HOFV has agreed to pay Wedbush a Fairness Opinion Fee of $250,000. The Opinion Fee is not contingent on consummation of the Merger ‒ HOFV has also agreed to pay Wedbush a Success Fee in an amount equal to $1,250,000 (less $250,000 in the event an Opinion has been delivered), which is contingent upon consummation of the Merger ‒ HOFV, at its discretion, regardless of whether a Strategic Transaction is consummated, may pay WS an additional fee in an amount up to $250,000 ‒ HOFV has also agreed to reimburse Wedbush for all reasonable and documented out - of - pocket travel, legal and other out - of - pocket expenses subject to terms in the Engagement Letter. ‒ Wedbush has acted as an Advisor and sales agent to HOFV on At - The - Market Offerings with an engagement letter dated September 23, 2021, and amendments dated October 6, 2023, and April 8, 2024. ‒ Wedbush provided the Company treasury related services from November 2022 through August 2023 which included programmatic investing of the Company’s short - term cash into liquid, short duration U.S. Treasury securities. ‒ Wedbush entered into a Services Agreement with HOF Village Newco, LLC (“HOFVN”), a subsidiary of HOFV, on March 1, 2023, encompassing consulting services related to securing naming rights partner(s) for HOFVN’s Hall of Fame Village property in addition to sourcing lending credit, provided HOFVN would request it. No transactions occurred in relation to that agreement.

Transaction Overview CONFIDENTIAL 21 Select Merger Merits: ‒ HOFV is in a distressed situation; unable to fund ongoing operations, in receipt of mechanical liens it cannot satisfy and without the resources to complete the development of critical assets. ‒ The proposed Merger will provide much needed capital to fund operations and investments ‒ HOFV contemplated bankruptcy, but determined that it could not afford the costs associated with filing – plan would be to wind down operations and wait for creditors to initiate bankruptcy proceedings ‒ Secured emergency financing ($8M secured loan) to fund basic operations ‒ The proposed Merger provides immediate liquidity for shareholders, in comparison to potential bankruptcy ‒ HOFV is highly unlikely to be able to raise further capital via the debt and equity markets Select Merger Considerations/Risks: ‒ The cash nature of the consideration means that holders of Unaffiliated Voting Shares will not participate in any future appreciation of Company Common Stock. Valuation: − Wedbush opines that, subject to the assumptions, qualifications, and limitations in the Opinion, our work as described in the Opinion and other factors we deemed relevant, the Per Share Price to be received by the stockholders of the Company holding Unaffiliated Voting Shares in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders as of the date of such Opinion.

HOFV Overview CONFIDENTIAL

HOFV Overview CONFIDENTIAL 23 Current Status of HOFV: ▪ Since going public in July 2020, HOFV has invested in the development of its assets and while attempting to grow revenue streams and has not achieved profitability. ▪ Per management’s cashflow projections, HOFV forecasted running out of cash by the week of November 18, 2024. ‒ On November 14, 2024, HOFV executed the Note and Security Agreement (the “Interim Funding”) securing a $2M loan to keep the Company solvent (primarily to fund operations including payroll, D&O insurance, and utility costs) until execution of the Merger Agreement. ‒ The Interim Funding was made through CH Capital, an IRG affiliate and required collateral including future payments from BETR, Visit Canton and interest in certain retail cash flows among other items. ‒ Absent the Interim Funding, HOFV’s plan would have been to wind down operations - lay off 90% of employees, inform creditors of its inability to make timely payments and cancel upcoming events. ‒ HOFV has since executed five amendments to the Interim Funding, increasing the total to $8M. ▪ The Company is not currently capable of paying its vendors on time or in full. ▪ From February 2024, the Company failed to make interest payments on the Blue Owl Waterpark ground lease. ‒ October 26, 2024 - Blue Owl terminated the ground lease and now has security interest in assets pledged as collateral including Gameday Bay Waterpark, the Tom Benson Hall of Fame Stadium and HOFV’s 20% interest in the ForeverLawn Sports Complex, among other assets. ▪ Following the termination of the Waterpark ground lease, the Company has received various mechanic liens for unpaid bills from vendors totaling $11.9 million. ▪ Multiple existing financings mature in 2025. ▪ The Company will require the Interim Funding contemplated in the Merger Agreement to fund operations from signing to close. ▪ On March 12, 2025, Michael Crawford informed the Board of Directors that he plans to resign as President, CEO, and Chairman of the Board of Directors to pursue another career opportunity. Mr. Crawford will continue to serve his positions through May 18, 2025.

HOFV Overview CONFIDENTIAL 24 Current Status of HOFV: ▪ Prior to electing to proceed with the Proposed Transaction, the Company engaged in a number of efforts to identify strategic investors or other sources of capital. ▪ February 2023 - The Company met with a potential investor group in order to raise capital and to identify a broader strategic relationship. ‒ The Company held multiple meetings with the investor group over several months. ‒ Ultimately, the Company negotiated the sale or partial sale of certain assets with the investor group and consummated a joint venture, which closed in January 2024. ▪ September 2023 - The Company engaged an investment bank to raise equity capital via a publicly underwritten transaction. ‒ The target amount of the equity raise was $25M. ‒ The Company held multiple calls with investors during the marketing process but was only able to raise $2.5M from the offering. ▪ April 2024 - The Company worked with an investment bank to identify an investor to provide a capital infusion of $10M - $20M. ‒ Members of the management team of HOFV had multiple calls with four different investors, which were institutional and family office investors, regarding a potential investment opportunity. ‒ The Company established data rooms for the investors, however, after reviewing information there were was no interest from the investors in proceeding with an investment or a transaction. ▪ May / June 2024 - The Company worked with State and local officials and various groups to in an attempt to raise additional funds through grants and tax credits. ‒ The Company received a $500k grant from the Stark Community Foundation in May of 2024. ‒ The Company received a $9.8M grant from the State of Ohio’s One Time Strategic Community Investments Grant Program in June of 2024.

HOFV Overview - Capital Structure

Historical Capital Structure



$285M
$308M
$424M
$411M
$346M
2020: 35%, 1%, 65%
2021: 32%, 1%, 66%
2022: 40%, 14%, 1%, 45%
2023: 52%, 15%, 2%, 31%
2024: 72%, 5%, 2%, 21%
2020
2021
2022
2023
2024
Notes Payable & Due to Affiliate
Financing Liability
Series A Preferred
Equity

Notes

- HOFV is currently delinquent on several financings and to many of its vendors.
- Without Interim Funding (amendments totaling $8M), the Company was expected to run out of cash by Nov. 11, 2024.
- Mechanic's Liens of $11.9M have been filed against the Company.

Debt Stack

Name	Principal ($)	Coupon (%)	Maturity[1]
Preferred equity Loan	6,800,000	7.000	Various
City of Canton Loan	3,312,500	6.000	7/1/2046
New Market/SCF	3,180,654	6.000	6/30/2044
JKP Capital Loan	11,441,008	12.500	9/30/2025
MKG DoubleTree Loan	11,000,000	10.000	9/13/2028
Convertible PIPE Notes[2]	32,318,575	10.000	12/31/2025
Canton Cooperative Agreement	2,355,000	3.850	5/15/2040
CH Capital Loan	16,339,523	12.500	9/30/2025
Constellation EME #2	579,200	5.930	4/30/2026
IRG Split Note	5,374,579	12.500	9/30/2025
JKP Split Note	5,374,579	12.500	9/30/2025
ErieBank Loan	19,912,364	7.130	12/15/2034
PACE Equity Loan	7,948,375	6.050	7/31/2047
PACE Equity CFP	3,570,926	6.050	7/31/2046
CFP Loan	5,030,559	12.500	9/30/2025
Stark County Community Foundation	5,451,667	6.000	6/30/2044
CH Capital Bridge Loan	13,202,903	12.500	9/30/2025
Stadium PACE Loan	32,798,696	6.000	1/1/2049
Stark County Infrastructure Loan	5,520,383	6.000	6/30/2044
City of Canton Infrastructure Loan	5,000,000	5.000	7/1/2046
TDD Bonds	7,185,000	5.410	12/1/2046
TIF	18,025,000	6.375	12/30/2048
CH Capital Retail	11,556,245	8.800	12/4/2024
DoubleTree TDD	3,445,000	6.875	5/15/2044
DoubleTree PACE	2,675,000	6.625	5/15/2040
Constellation EME #3	9,010,681	11.200	5/31/2029
SCF Loan	1,500,000	6.000	6/30/2025
CH Capital 2024 Loan	1,456,232	12.000	9/30/2025
Total	**251,364,649**	**8.614**	

Liens filed since November 2024 Totaling $11.9M

Name	Lien Amount ($)
DuSoul Company, Inc. dba TSAV	96,518.55
Neuman Pools, Inc.	7,293,506.91
Ohio Department of Taxation	7,541.51
Ohio Machinery Company, dba Ohio CAT	83,943.00
Welty Building Construction Ltd.	4,517,214.92
Total	**11,998,724.89**

Source: Company Filings, FactSet, S&P Global Market Intelligence
1) Source: 10-K dated 3/26/2025 and updated maturities per 8-K filed 4/4/2025. 2) 21% of Convertible PIPE Notes did not extend beyond the original maturity of 3/31/25.

CONFIDENTIAL 25

HOFV Overview – Increasing Debt Current Status of HOFV (cont.): ▪ Debt has grown significantly (28% CAGR) throughout HOFV’s operating history. ▪ Operating Income and Net Income have remained consistently negative. ▪ Current operating cash flows are not sufficient to cover operational expenses (payroll, insurance, etc.) and interest expense payments due. ▪ Since inception, the Company’s operations have been funded principally through the issuance of debt, securitization of assets and to a lesser extent equity. $101M $103M $232M $284M $272M $7.1M $10.8M $16.0M $24.1M $21.2M ($33M) ($36M) ($38M) ($49M) ($30M) ($93M) ($47M) ($71M) ($70M) ($56M) ($125M) $0M $125M $250M 2020 2021 2022 2023 2024 Debt Revenue Operating Income (Loss) Net Income (Loss) Source: Company Filings, Company Documents CONFIDENTIAL 26

HOFV Overview – Historical Share Price Performance Current Status of HOFV (cont.): ▪ HOFV’s stock has declined 99.7% since it began publicly trading in July 2020 ▪ HOFV effected a 1 - for - 22 reverse stock split on December 27, 2022 HOFV Begins Publicly Trading 2020 - 07 - 01 - 2.0M 4.0M 6.0M 8.0M 10.0M 12.0M 14.0M $0 $50 $100 $150 $200 $250 July - 20 January - 21 July - 21 January - 22 July - 23 January - 24 July - 24 January - 25 Volume $ Price Per Share July - 22 Volume January - 23 Price CONFIDENTIAL 27 Source: FactSet. Data as of 5/6/2025 Market Statistics 6,698,645 Shares Outstanding $0.73 Share Price $4.9 Market Cap ($M) $3.38 52 - Week High 116,462 Avg. Daily Volume (Shares) $0.70 52 - Week Low

HOFV Overview – Recent Share Price Performance

Current Status of HOFV (cont.)

- HOFV's common share price has declined 62% since the public announcement of the proposed transaction on September 23, 2024.
- After initial disclosure of the proposed transaction, IRG required at least six months to identify and negotiate terms with potential equity and debt partners.
- During that time, the Company filed a number of 8-Ks in which it disclosed deterioration of the overall business, key departures and increased borrowing from IRG (8-K filling dates):
  - October 26, 2024 – disclosure of the notice of termination due to event of default under the waterpark ground lease agreement
  - November 20, 2024 – HOFV and CH Capital Lending, LLC ("CHCL"), (affiliate of Stu Lichter) establish $2M secured credit facility
  - January 30, 2025 – Second Amendment to CHCL facility increasing amount to $4.15 which included additional security interest
  - February 27, 2025 – Third Amendment to CHCL facility increasing amount to $5.15M
  - March 18, 2025 – Announced departure of Michael Crawford, CEO
  - March 21, 2025 – Fourth Amendment to CHCL facility increasing amount to $6.5M
  - April 16, 2025 – Receipt of deficiency notice from NASDAQ due to share price not meeting minimum bid price of $1 for 30 consecutive days
  - May 1, 2025 – Fifth Amendment to CHCL facility increasing amount to $8M



Announcement of Proposed Transaction
Initial Proposed Price
Per Share Price ($.90)
24% premium to current price[1]
$ Price Per Share
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
Volume
6.0M
5.0M
4.0M
3.0M
2.0M
1.0M
-
Sep-24
Oct-24
Nov-24
Dec-24
Jan-25
Feb-25
Mar-25
Apr-25
Volume
Price

Source: FactSet. Data as of 5/6/2025 1) Price as of 5/6/2025

CONFIDENTIAL 28

HOFV Overview - Ownership

Top 15 Institutions / Top 5 Insiders

Rank	Type	Ownership %	Position (000)	Market Value ($M)
-	**Total**	**28.64**	**1,876**	**$2.346**
-	**Institutions**	**3.69**	**242**	**0.302**
1	The Vanguard Group, Inc.	2.16	141	0.177
2	BlackRock Fund Advisors	0.72	47	0.059
3	Geode Capital Management LLC	0.57	38	0.047
4	UBS Securities LLC	0.11	7	0.009
5	Tower Research Capital LLC	0.04	3	0.004
6	JPMorgan Securities LLC (Investment Management)	0.02	1	0.001
7	Vanguard Global Advisers LLC	0.02	1	0.001
8	CWM LLC	0.01	1	0.001
9	Huntington National Bank (Investment Management)	0.01	1	0.001
10	Wells Fargo Clearing Services LLC	0.01	1	0.001
11	Clearstead Advisors, LLC	0.01	1	0.001
12	Global Retirement Partners LLC	0.01	0	0.000
13	BlackRock Investment Management LLC	0.00	0	0.000
14	Morgan Stanley Smith Barney LLC (Investment Management)	0.00	0	0.000
15	RBC Dominion Securities, Inc. (Investment Management)	0.00	0	0.000
-	**Insiders / Stakeholders**	**24.95**	**1,635**	**2.043**
1	**Lichter Stuart**	**22.36**	**1,465**	**1.804**
2	Crawford Michael A /Texas/	1.37	90	0.112
3	Dolan James J /Tristate/	0.98	64	0.080
4	Schaefer Kimberly K	0.30	20	0.025
5	Buzzelli Anthony J	0.27	18	0.022

Stuart Lichter is the Founder, President, and Chairman of IRG, a party of the Potential Acquiror in this Merger. He, together with affiliates, currently owns 22.3% of outstanding shares.

Source: Company Filings, FactSet, S&P Global Market Intelligence

1) Per the latest 13D filing, Lichter's fully converted ownership of HOFV would equate to 72.5% based on held warrants and convertible preferred stock which are out of the money

CONFIDENTIAL

29

CONFIDENTIAL Valuation Summary

CONFIDENTIAL Valuation Summary - Methodology 31 ▪ As part of analyzing the proposed transaction, Wedbush created a list of comparable companies and precedent transactions using the two methodologies below: 1. Public companies listed on the NASDAQ, NYSE, and OTCQX markets that operate in a similar industries to Hall of Fame Resort and Entertainment Company. 2. Select M&A transactions over the past 3 years where the target entity had negative last - twelve - months EBITDA with a transaction size less than $100 million. ▪ For both publicly traded comparable companies and negative - EBITDA M&A comparable transactions, Wedbush analyzed the following ratios: enterprise value / revenue, enterprise value / EBITDA, enterprise value / EBIT, enterprise value / net income, price / revenue, price / EBITDA, price / EBIT, and price / net income ▪ For negative - EBITDA M&A comparable transactions, Wedbush also analyzed the takeover premiums that were paid for each transaction ▪ The comparable companies were selected to: 1. Understand how companies in similar industries to HOF trade in the public markets, how HOF trades relative to those comparable companies, and the reasons for any differences between the two. 2. Analyze the prices paid (including both the intrinsic value and control premium) for non - profitable companies, including those in similar situations to Hall of Fame, and evaluate a reasonable stock price premium for the proposed transaction.

CONFIDENTIAL Valuation Summary – Enterprise Value Metrics 32 1) Excluding Allied Gaming & Entertainment Inc. which has significant cash and short - term investment balances 75 th Percentile: 78% Median: 63% 25 th Percentile: 44% 0% 100% HOFV: 94% Summary of Analysis : ▪ Due to the fact that the Company has been operating at a loss and has negative net income and EBITDA, it makes it difficult to find relevant comparable metrics with which to value the Company relative to the peer group . ▪ Additionally, the Company’s ongoing financial stress, primarily defined as a lack of available cash to fund operations, the lack of operational cash flow, and the inability to continue to invest in the construction of revenue generating assets such as the waterpark, which it no longer owns, is a controlling factor insofar as the Company cannot meet its near - term obligations or invest in future growth at this time . Summary of Findings: ▪ HOFV’s debt / enterprise value is 94%, the highest of its peer group 1 demonstrating its highly leveraged position, particularly with its modest equity market capitalization. ▪ HOFV’s enterprise value / last - twelve - months revenue is over 5x the median of the comparable set of publicly traded companies. This is primarily a function of the substantial amount of debt relative to the modest revenue generated by that capital. Debt / Enterprise Value 75 th Percentile: 2.9x Median: 2.3x 25 th Percentile: 1.9x 0.0x 16.0x HOFV: 13.5x Enterprise Value / LTM Revenue

CONFIDENTIAL Trading Comparable Companies – EV Multiples 33 Source: Company Filings, FactSet, S&P Global Market Intelligence| Data as of 5/6/2025 HOFV standalone & M&A utilize forward earnings estimates and estimates of HOFV management, respectively. ▪ Select publicly - traded entities on the NASDAQ, NYSE, and OTCQX markets that operate in a similar industries. ▪ EV/revenue shows HOFV is generating less revenue compared to peers, based on its EV, which is largely over - levered. ▪ HOFV cannot be valued based on its EBITDA, EBIT, or net income, emphasizing the difficulty of assigning a valuation to HOFV based on these metrics. FUN Six Flags Entertainment Corporation NYSE NC 10,275 4,846 2.1 48.9 3.6 4.3 3.0 14.6 9.2 22.4 15.3 444.8 41.8 PENN EVRI GDEN BALY MCS SEG PENN Entertainment, Inc. NASDAQ PA 13,679 3,344 3.7 82.7 0.8 2.2 2 Everi Holdings, Inc. NYSE NV 1,550 1,163 4.0 64.5 3.6 2.0 1 Golden Entertainment, Inc. NASDAQ NV 1,404 925 1.0 34.7 3.5 1.9 2 Bally's Corporation NYSE RI 5,624 721 21.6 89.6 0.9 2.3 2 Marcus Corporation NYSE WI 1,061 548 0.8 34.7 7.3 1.5 1 Seaport Entertainment Group Inc. NYSE NY 302 392 0.3 49.7 NM 12.3 N 0 35.5 17.9 NM 23.6 NM 126.3 9 5.8 4.6 13.8 11.7 118.8 34.2 0 9.8 8.7 26.1 22.7 36.6 55.9 2 22.0 10.6 NM 22.6 NM NM 4 12.2 9.3 51.9 29.3 NM 59.4 A NM NA NM NA NM NA FLL Full House Resorts, Inc. NASDAQ NV 651 161 10.2 81.1 1.1 2.3 2.0 15.0 8.7 248.0 22.0 NM NM CPHC Canterbury Park Holding Corp NASDAQ MN 76 109 0.0 0.0 NM 1.2 NA 8.4 NA 13.6 NA 16.1 NA A NM NA NM NA NM NA A 20.7 NA 47.5 NA NM NA A NA NA NA NA NA NA x 5.8x 4.6x 10.6x 11.2x 16.1x 21.5x x 9.2x 8.7x 13.6x 11.7x 21.2x 28.1x Median 1.0x 56% 3.6x 2.3x 2.0x 12.2x 9.2x 22.4x 22.0x 30.3x 41.8x 75th Percentile 3.8x 81% 4.1x 3.3x 2.3x 17.8x 9.5x 47.5x 22.7x 98.2x 57.6x Maximum 21.6x 490% 8.0x 12.3x 3.3x 35.5x 17.9x 248.0x 29.3x 444.8x 126.3x EV / Revenue EV / EBITDA EV / EBIT EV / Net Income Stock HQ Enterprise Market Debt / Debt / Coverage Ticker Company Name Price per Share Debt Equity (Book) LTM 2025E LTM 2025E LTM 2025E LTM 2025E Exchange State Value Cap Equity EV Ratio H T O i F c V ker Hall C of o F m am p e R a e n so y rt N & E a n m ter e tainment Company NASDAQ OH Stock $356 HQ $7 Enterprise Market Debt / Debt / 95 Coverage L 94 T .1 M % 202 NM 5E 15. L 8x TM N 2 A 025E NM LTM NA 20 N 2 M 5E N L A TM NM 2025E NA Exchange State Value 1.16 Cap Equ 33 i 5 ty EV Ra 3 t . i 5 o x H H O O F F V V M& H A: a H ll al o l f of F F a a m me e R R e e so s r o t r & t E & nt E er n ta t i e n r m ta en in t m Co e m n p t an C y om NA p S a D n A y Q OH NASDAQ $341 OH $13 $354 1.16 $7 314 3.5x 94.0 9% 5 92 1 .2 5% .7x NM NA 15.1x NM 10.1x N N A M N N M M NM NA NM NM NM N N M A F H U O N FV Six F M la & gs A En : t H er a ta ll in o m f e F n a t m Co e rp R or e a s ti o o r n t & Entertainme N n Y t SE Compan N y C NASDAQ 9,867 OH 4,294 $341 43.47 $13 5,021 3.3x 9 2 2 , . 3 1 4% 2 2.1 NM 5 1 0. 5 9 .1x 1 3 0 .6 .1x 4.1 NM 2.9 N 1 M 4.1 8 N .8 M 21.5 NM 16.3 N 4 M 27.1 N 43 M .1 TNL Travel + Leisure Co. NYSE FL 9,189 3,794 55.19 5,663 (862) NM 61.6 3.8 2.4 2.3 9.4 9.4 10.6 11.1 20.3 21.2 TNL Travel + Leisure Co. NYSE FL 9,206 3,775 NM 61.5 3.8 2.4 2.3 9.4 9.5 10.6 11.2 20.3 21.5 P P R R K K S S Unit U e n d i P t a e rk d s P & a R r e k s s or & ts R In e c. sorts Inc. NYSE FL NYSE 5,243 FL 2,819 5,737 51.15 3,266 2,370 NM 4 ( 1 4 . 5 3 6) NM 4.2 45.2 3.3 4.2 3.3 3.0 8.9 3.0 8.2 8.2 1 7 1 .5 .9 10.9 11.3 10.4 23.9 21.9 22 20 . . 0 2 PENN PENN Entertainment, Inc. NASDAQ PA 13,816 3,323 22.10 11,317 3,065 3.7 81.9 0.8 . EVRI Everi Holdings, Inc. NYSE NV 1,570 1,181 13.72 1,000 252 4.0 63.7 3.6 . . GDEN Golden Entertainment, Inc. NASDAQ NV 1,410 906 33.70 487 513 1.0 34.6 3.5 . MCS Marcus Corporation NYSE WI 1,035 536 21.84 368 462 0.8 35.6 7.3 . SEG Seaport Entertainment Group Inc. NYSE NY 280 324 25.98 150 434 0.3 53.5 NM FLL Full House Resorts, Inc. NASDAQ NV 685 192 5.46 528 52 10.2 77.0 1.1 C A P G H A C E Can A te l r l b ie ur d y P G a a rk m H i o n ld g in & g C E o n r t p ertainment Inc. NASDAQ MN NASDAQ 75 NY 102 9 20.23 41 - 0.6 490. 8 0 5 0.0 NM 0.0 1.0 NM N A P G R A K E A A lli e P d a G r k a m s ! i n A g m & e E n r i t c e a r t , a I i n n m c . e nt Inc. NASDAQ NY US OTC 12 GA 42 33 0.97 33 43 0.3 11. 7 0 4 0.6 8.0 354.1 3.3 NM N DSHK Drive Shack Inc. US OTC TX 358 14 NM 79.3 NA NA N PRKA Parks! America, Inc. US OTC GA 30 31 0.38 3 14 0.2 11.7 7.1 Minimum 0.0x 0% 0.8x 1.0x 1.4 D 2 S 5 H th K Perce D n riv t e ile Shack Inc. US OTC TX 487 10 0.11 429 0.5x 36 ( % 65) N 1 M .7x 88. 1 0 .9x N 2 A .0 Minimum 0.0x 0% 0.8x 2.2 2.0 35.8 18.6 NM 24.9 NM 147.5 2.1 2.0 5.8 4.7 13.9 12.8 120.3 41.0 1.9 2.1 9.9 8.8 26.2 23.2 36.7 57.6 1.5 1.3 11.9 9.3 50.6 28.3 NM 57.1 11.4 NA NM NA NM NA NM NA 2.5 2.1 15.8 9.6 260.9 27.0 NM NM 1.2 NA 8.2 NA 13.4 NA 15.8 NA 1.3 NA NM NA NM NA NM NA 3.0 NA 17.7 NA 36.4 NA NM NA NA NA NA NA NA NA NA NA 1.2x 1.3x 5.8x 4.7x 10.6x 10.4x 15.8x 20.2x 25th Percentile 0.4x 36% 3.5x 1.8x 2.0x 8.5x 8.5x 13.4x 12.4x 20.7x 31.1x Median 0.9x 54% 3.6x 2.3x 2.1x 10.9x 9.0x 21.5x 19.7x 29.3x 43.1x 75th Percentile 3.3x 77% 4.2x Maximum 10.2x 354% 7.3x 3.0x 2.4x 15.3x 9.5x 36.4x 25.4x 99.4x 57.3x 11.4x 3.0x 35.8x 18.6x 260.9x 28.3x 427.1x 147.5x EV / Revenue EV / EBITDA EV / EBIT EV / Net Income Ticker Company Name Stock HQ Exchange State Enterprise Value Market Cap Debt / Equity Debt / EV 3.3x NM Coverage Ratio HOFV Hall of Fame Resort & Entertainment Company NASDAQ OH $286 $4.9 3.6x 93.5% NM 13.5x NA NM NA NM NA NM NA HOFV M&A: Hall of Fame Resort & Entertainment Company NASDAQ OH $286 $5.9 3.6x 93.5% NM 13.5x 8.5x NM NM NM NM NM NM Six Flags Entertainment Corporation NYSE 3,582 16.5 Travel + Leisure Co. NYSE 3,090 9.7 United Parks & Resorts Inc. NYSE 2,438 10.9 NASDAQ 2,341 75.8 PENN Entertainment, Inc. Everi Holdings, Inc. NYSE 1,214 16.4 Golden Entertainment, Inc. NASDAQ NC FL FL PA NV NV 8,063 8,561 4,962 12,895 1,810 1,211 678 2.5 NM NM 3 . 9 3.8 1.1 64.4 67.1 47.7 87.2 54.2 41.6 3.4 3.2 3.7 1.3 3.6 3.9 3.0 2.2 2.9 2.0 2.4 1.8 2.4 2.2 2.9 1.8 2.4 1.8 10.0 8.6 8.0 21.4 6.8 8.9 7.5 8.9 7.2 20.3 6.1 7.9 26.6 Marcus Corporation NYSE 49.5 Seaport Entertainment Group Inc. NYSE WI NY 888 237 400 243 0.8 0.3 43.7 62.9 7.8 NM 1.2 9.7 1.1 NA 10.1 NM 8.4 NA NM Full House Resorts, Inc. NASDAQ 1.0 162.7 Canterbury Park Holding Corp NASDAQ NV MN 598 67 110 86 13.0 0.0 88.3 0.0 NM 2.0 1.1 1.9 NA 13.1 8.0 9.7 NA 14.1 NASDAQ NY 23 58 0.6 188.3 NM 2.5 NA NM NA NM FUN TNL PRKS PENN EVRI GDEN MCS SEG FLL CPHC AGAE PRKA DSHK Allied Gaming & Entertainment Inc. Parks! America, Inc. Drive Shack Inc. US OTC US OTC GA TX 30 339 29 11 0.2 NM 11.7 78.2 7.1 NA 3.0 NA NA NA 17.7 NA NA NA 36.4 NA 13.5 10.6 10.0 29.6 18.4 22.4 30.4 NA 37.5 NA NA NA NA NM 19.0 21.8 NM 120.5 23.9 NM NM NM 31.8 NM NM NA 53.2 20.3 19.8 355.2 81.5 64.9 77.1 NA NM NA NA NA NA Minimum 25th Percentile Median 75th Percentile Maximum 0.0x 0.3x 0.9x 3.5x 13.0x 0% 44% 63% 78% 188% 1.0x 3.2x 3.6x 3.9x 7.8x 1.1x 1.9x 2.3x 2.9x 9.7x 1.1x 1.8x 2.0x 2.4x 2.9x 6.8x 8.2x 9.5x 12.3x 21.4x 6.1x 7.4x 8.1x 9.1x 20.3x 9.7x 14.7x 21.5x 46.2x 162.7x 10.0x 12.8x 20.4x 29.8x 37.5x 19.0x 21.8x 23.9x 31.8x 120.5x 19.8x 36.7x 64.9x 79.3x 355.2x EV / EBITDA EV / EBIT LTM 2025E LTM 2025E EV / Net Income LTM 2025E EV / Revenue LTM 2025E

Trading Comparable Companies – Price Multiples

- Select publicly-traded entities on the NASDAQ, NYSE, and OTCQX markets that operate in a similar industries.
- HOFV is trading below the 25th percentile in terms of price/revenue compared to peers and it cannot be valued based on its EBITDA, EBIT, or net income, emphasizing the difficulty of assigning a valuation to HOFV based on these metrics.

									Price / Revenue		Price / EBITDA		Price / EBIT		Price / Earnings	
Ticker	Company Name	Stock Exchange	HQ State	Enterprise Value	Market Cap	Debt / Equity	Debt / EV	Coverage Ratio	LTM	2025E	LTM	2025E	LTM	2025E	LTM	2025E
HOFV	**Hall of Fame Resort & Entertainment Company**	**NASDAQ**	**OH**	**$286**	**$4.9**	**3.6x**	**93.5%**	**NM**	**0.2x**	**NA**	**NM**	**NA**	**NM**	**NA**	**NM**	**NA**
HOFV	**M&A: Hall of Fame Resort & Entertainment Company**	**NASDAQ**	**OH**	**$286**	**$5.9**	**3.6x**	**93.5%**	**NM**	**0.3x**	**0.2x**	**NM**	**NM**	**NM**	**NM**	**NM**	**NM**
FUN	Six Flags Entertainment Corporation	NYSE	NC	8,067	3,582	2.5	64.3	3.4	1.3	1.1	4.4	3.3	7.3	6.0	NM	23.6
TNL	Travel + Leisure Co.	NYSE	FL	8,570	3,090	NM	67.0	3.2	0.8	0.8	3.1	3.2	3.5	3.8	6.9	7.3
PRKS	United Parks & Resorts Inc.	NYSE	FL	4,967	2,438	NM	47.7	3.7	1.4	1.4	3.9	3.5	5.4	4.9	10.7	9.7
PENN	PENN Entertainment, Inc.	NASDAQ	PA	12,929	2,341	3.9	87.0	1.3	0.4	0.3	3.9	3.7	13.8	5.4	NM	64.5
EVRI	Everi Holdings, Inc.	NYSE	NV	1,809	1,214	3.8	54.2	3.6	1.6	1.6	4.6	4.1	11.0	12.3	80.9	54.7
GDEN	Golden Entertainment, Inc.	NASDAQ	NV	1,209	678	1.1	41.7	3.9	1.0	1.0	5.0	4.4	14.9	12.5	13.4	36.3
MCS	Marcus Corporation	NYSE	WI	893	400	0.8	43.5	7.8	0.5	0.5	4.6	3.6	22.3	11.8	NM	26.3
SEG	Seaport Entertainment Group Inc.	NYSE	NY	236	243	0.3	63.2	NM	9.9	NA	NM	NA	NM	NA	NM	NA
FLL	Full House Resorts, Inc.	NASDAQ	NV	599	110	13.0	88.1	1.0	0.4	0.3	2.4	1.8	30.1	6.9	NM	NM
CPHC	Canterbury Park Holding Corp	NASDAQ	MN	67	86	0.0	0.0	NM	1.4	NA	10.3	NA	18.1	NA	40.6	NA
AGAE	Allied Gaming & Entertainment Inc.	NASDAQ	NY	25	58	0.6	175.5	NM	6.3	NA	NM	NA	NM	NA	NM	NA
PRKA	Parks! America, Inc.	US OTC	GA	30	29	0.2	11.7	7.1	2.9	NA	17.2	NA	35.4	NA	NM	NA
DSHK	Drive Shack Inc.	US OTC	TX	339	11	NM	78.2	NA	NA	NA	NA	NA	NA	NA	NA	NA
Minimum						**0.0x**	**0%**	**1.0x**	**0.4x**	**0.3x**	**2.4x**	**1.8x**	**3.5x**	**3.8x**	**6.9x**	**7.3x**
25th Percentile						**0.3x**	**43%**	**3.2x**	**0.7x**	**0.5x**	**3.9x**	**3.3x**	**8.2x**	**5.3x**	**10.7x**	**16.7x**
Median						**0.9x**	**63%**	**3.6x**	**1.4x**	**0.9x**	**4.5x**	**3.6x**	**14.3x**	**6.5x**	**13.4x**	**26.3x**
75th Percentile						**3.5x**	**78%**	**3.9x**	**1.9x**	**1.1x**	**4.9x**	**3.8x**	**21.2x**	**11.9x**	**40.6x**	**45.5x**
Maximum						**13.0x**	**176%**	**7.8x**	**9.9x**	**1.6x**	**17.2x**	**4.4x**	**35.4x**	**12.5x**	**80.9x**	**64.5x**

Source: Company Filings, FactSet, S&P Global Market Intelligence | Data as of 5/6/2025
HOFV standalone & M&A utilize forward earnings estimates and estimates of HOFV management, respectively

CONFIDENTIAL 34

Negative EBITDA M&A Comparables – Stock Price Premiums

- Select M&A transactions over the past 3 years where the target entity had negative last-twelve-months EBITDA with a transaction size less than $100 million.
  - The per share price of $.90 represents a 24% premium to the share price as of 5/6/2025 which falls just above the median.
  - The per share price of $.90 represents a 29% premium to the share price from the week prior, which is just below the median.
  - The per share price of $.90 represents a 10% premium to the share price from the month prior, which is just below the median.

Acquiror	Target	Completion Date	Transaction Value ($M)	Premium 1 Day Prior (%)	Premium 1 Week Prior (%)	Premium 1 Month Prior (%)
HOFV Holdings, LLC	**Hall of Fame Resort & Entertainment Company**	**TBD**	**$5.9**	**24.1%**	**28.6%**	**9.6%**
SG Enterprises II, LLC	Trilogy International Partners Inc.	3/28/2024	5.0	NA	NA	NA
Genius Group Limited (NYSEAM:GNS)	LZG International, Inc.	3/14/2024	27.0	NA	NA	NA
XTI Aerospace, Inc. (NASDAQCM:XTIA)	Inpixon	3/12/2024	15.6	NA	NA	NA
Kontron America, Inc.	BSQUARE Corporation	12/7/2023	31.8	59.7	63.8	53.2
Cross River Bank; IGS Ventures, Inc.; Greenbacker Capital Management LLC; Sunstone Credit, Inc.	Sunlight Financial Holdings Inc.	12/6/2023	15.0	NA	NA	NA
Restor3D, Inc.	Conformis, Inc.	9/5/2023	18.1	91.6	97.4	94.0
Maury Microwave, Inc.	Wireless Telecom Group, Inc.	8/4/2023	48.1	23.8	19.0	13.9
Applied Intuition, Inc.	Embark Technology, Inc.	8/2/2023	73.5	(4.3)	(4.6)	10.3
Gold Flora Corporation (OTCQB:GRAM)	TPCO Holding Corp.	7/7/2023	40.9	NA	NA	NA
Star Success Business, LLC	Glidelogic Corp.	5/23/2023	0.5	NA	NA	NA
Greater Heights LLC	RealNetworks, Inc.	12/21/2022	21.1	57.0	46.9	33.5
Kubota Corporation (TSE:6326)	AgJunction Inc.	12/7/2021	71.9	56.3	74.4	59.6
Wave Sync Corp. (OTCEM:WAYS)	Center Florence, Inc.	12/1/2021	2.5	NA	NA	NA
Bowlero Corp. (New York)	Bowl America Shirley I, LLC	8/16/2021	44.0	(18.8)	(17.2)	(13.2)
Shift Technologies, Inc.	CarLotz, Inc.	12/9/2022	129.2	73.3	130.0	139.8
Stem Holdings, Inc.	Driven Deliveries, Inc.	12/29/2020	31.4	12.5	37.1	(9.0)
SyBridge Digital Solutions LLC	Fast Radius, Inc.	12/16/2022	13.3	-	-	-
GameSquare Holdings, Inc.	FaZe Holdings, Inc.	3/7/2024	16.6	17.0	(7.9)	(4.0)
Avis Industrial Corp.	International Baler Corp.	5/19/2022	1.7	4.8	5.1	7.1
YourWay Cannabis Brands, Inc.	Ionic Brands Corp.	9/30/2022	2.2	(21.1)	55.9	7.5
Cannabis Sativa, Inc.	MJ Harvest, Inc.	9/30/2023	13.3	(3.0)	(23.4)	(42.9)
HPT SN Holding, Inc.	Red Lion Hotels Corp.	3/17/2021	89.3	30.6	42.3	53.5
Minimum				**(21.1%)**	**(23.4%)**	**(42.9%)**
25th Percentile				**(1.0%)**	**(2.2%)**	**(1.2%)**
Median				**20.4%**	**39.7%**	**12.1%**
75th Percentile				**56.8%**	**61.8%**	**53.4%**
Maximum				**91.6%**	**130.0%**	**139.8%**

Source: Company Filings, FactSet, S&P Global Market Intelligence | Data as of 5/6/2025

CONFIDENTIAL 35

CONFIDENTIAL HOFV Overview - Liquidity Position and Material Risks 36 Source: Company Filings, FactSet, S&P Global Market Intelligence | Cash represents cash balance of $432,174 per Company 10 - K (1) Excluding $16.6M of liens filed against HOFV in November 2024 ▪ In connection with the 2024 audit, management concluded that internal controls over financial reporting were not effective as of 12/31/24 due to the existence of a material weaknesses in internal control over financial reporting related to the precise and timely review and analysis of information used to prepare our financial statements and disclosures in accordance with U.S. GAAP. ▪ The Company has taken steps to remediate this material weakness; however, it is not yet able to determine whether the steps it has taken will fully remediate the material weakness. ▪ Accumulated deficit was $273.6 million as of 12/31/2024. ▪ As of 4/29/2025, HOVF has $104.2M in debt principal payments coming due in the next twelve months. ▪ HOFV does not have available cash and cash flows from operations to provide adequate liquidity for the near - term or foreseeable future. ▪ Projected liabilities exceed current cash projections and will require additional capital to fund the Company and its debt service obligations. ▪ Several liens relating to outstanding accounts payable balances have been filed against the Company in November, totaling $11.9 million. Available cash represents 0.4% of debt principal payments due in less than 1 year $104.2M ▪ HOFV contemplated bankruptcy but could not afford the costs of filing chapter 11 bankruptcy. ▪ Without the Interim Funding agreement executed on 11/16/2024, the Company would have would down operations. ▪ The Interim Funding Agreement has been increased four times with the fifth amendment executed on 4/25/2025 for total proceeds of $8M. Current Liquidity Material Accounting Weakness Bankruptcy Consideration & Interim Funding Going Concern Debt principal payments due in less than 1 year Cash (1)

CONFIDENTIAL Transaction Rationale

Rationale of the Transaction

Category	Rationale
Inability to Fund Ongoing Operations	▪ Notwithstanding the $8M Interim Funding already received, without further financing, HOFV is expected to run out of cash in the near term at which point HOFV would be forced to wind-down operations. ▪ HOFV is not expected to have the ability to raise additional financings or to raise equity through the capital markets – additionally, any equity raise would be prohibitively dilutive with an equity market capitalization of ~$4.9M[1]. ▪ HOFV has faced regulatory and listing issues. A reverse stock split was necessary to maintain its NASDAQ listing and the Company has received an additional deficiency notice from NASDAQ given its recent trading price history. ▪ The Company has defaulted on its waterpark ground lease and as a result has lost control of its ability to develop a cornerstone asset. The Company is at risk of losing access to other assets pledged as collateral in the waterpark ground lease, including its equity interest in the Tom Benson Hall of Fame Stadium, among others, which would further reduce the Company's ability to generate future revenue. ▪ CH Capital is expected execute the Sixth Amendment (of the Interim Funding) at time of close to increase the facility to keep the Company operational.
Lack of Capital	▪ HOFV had previously forecast to become EBITDA positive in 2026 provided they had access to their developed assets and the capital to continue operations.[2] However, without the Interim Funding, the Company would not have been able to continue operating past November 24, 2024.
Stock Performance	▪ Of the few (three) analysts which covered HOFV, all suspended or dropped coverage. ▪ Since HOFV began publicly trading, the stock has declined ~99.7%. The stock is down 77.5% LTM. ▪ The price per share of $.90 reflects a 24.1% premium to the current share price[3].
Challenging Valuation Metrics	▪ We valued HOFV using revenue multiples, which placed the Company at the bottom of its trading group peers. ▪ Given HOFV's negative EBITDA, EBIT, and net income (historical and projected), we were not able to rely on these metrics when assigning value.

1) As of 5/6/2025. 2) Forecast was based on Company provided model as of 12/19/2024 prior to the loss of the waterpark and stadium. There are no current projections for the business. 3) As of 5/6/2025.

CONFIDENTIAL 38

Timeline of Events

Phase	Date	Events
Preceding Formal Negotiations	September 2024	• Blue Owl and HOFV execute Forbearance Agreement regarding the waterpark ground lease in which HOFV acknowledges that it is in default • IRG affiliate delivers a preliminary non-binding proposal for the acquisition of HOFV
Preceding Formal Negotiations	October 2024	• The Special Committee retains Wedbush as its exclusive financial advisor
Merger Discussions	October 2024	• First draft of Merger Agreement provided by IRG to HOFV • Parties agree that an Interim Funding will be necessary to fund HOFV's operations during the period from signing to close • Blue Owl terminates the waterpark ground lease and affirms its right to take collateral which includes critical operational assets of HOFV
Merger Discussions	November 2024	• HOFV receives various vendor and mechanical liens totaling $16.6M • HOFV executes the Interim Funding, providing up to $2M to fund HOFV's ongoing operations
Merger Discussions	January 2025	• First and second amendments of Interim Funding executed, increasing the $2M to $4.15M
Merger Discussions	February 2025	• Third Amendment of Interim Funding executed, bringing the total to $5.15M
Merger Discussions	March 2025	• Fourth Amendment to Interim Funding executed, increasing the total funding to $6.5M
Merger Discussions	April 2025	• Fifth Amendment to Interim Funding executed, increasing the total funding to $8.0M

Q3 2025 — Expected closing of the Merger (Termination Date: October 31, 2025)

CONFIDENTIAL 39

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